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                                                                   EXHIBIT 10.55


                            ASSET PURCHASE AGREEMENT

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into on March ___, 2005 by and between CAMBRIDGE EYE ASSOCIATES, INC., a Delaware corporation and DOUGLAS VISION WORLD, a Delaware corporation (each a "Seller" and together the "Sellers"), SIGHT RESOURCE CORPORATION, a Delaware corporation ("SRC") and CAMBRIDGE EYE DOCTORS/VISION WORLD, INC. ("Buyer") as follows:

                                    RECITALS:

         A. WHEREAS, Sellers are in the business of marketing and selling to the general public at 25 retail eye care centers in the Commonwealth of Massachusetts, the State of New Hampshire and the State of Rhode Island (the "Centers") eyeglass frames and lenses, contact lenses and related eyewear accessories (the "Business"); and

         B. WHEREAS, Sellers and Buyer have agreed, on the terms and subject to the conditions of this Agreement, that Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, substantially all of the assets owned and used by Sellers in the conduct of the Business; and

         C. WHEREAS, on June 24, 2004 Sellers filed in the United States Bankruptcy Court for the Southern District of Ohio (the "Bankruptcy Court") voluntary petitions for relief under Title 11 of Chapter 11 of the United States Code (the "Bankruptcy Code") and Sellers and Buyer also have agreed that this Agreement shall be subject to the approval of the Bankruptcy Court pursuant to
Section 363 of the Bankruptcy Code so that, inter alia, the Assets (as defined in Section 1 below) can be conveyed by Sellers to Buyer free and clear of any interests other than the Assumed Liabilities (as defined in Section 3.2 below).

         NOW, THEREFORE, in consideration of the mutual undertakings herein, and other good and valuable considerations, the receipt and sufficiency of all of which the parties hereby acknowledge, it is agreed that:

         1. PURCHASE AND SALE OF ASSETS.

               1.1 Subject Assets. Subject to approval of the Bankruptcy Court and the entry of the Sale Order (as defined in Section 8.1 below), on the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 5 below) Buyer shall purchase from Sellers and Sellers shall sell, transfer, convey and deliver to Buyer all of Sellers' direct and indirect rights, titles and interests in and to the following tangible and intangible property owned, leased or otherwise used by Sellers in connection with the operation of the Business (the "Assets"):

                  (a) Inventory. All eyeglass frames and lenses, contact lenses, related eyewear accessories and other inventory owned by Sellers or SRC and located in or at the Centers together with all contact lens and other inventory located in Cincinnati or any other location or on order as of the Closing Date;

                  (b) FFE. All office furniture and equipment, optical equipment, appliances, display cases, fixtures, supplies, accessories and other tangible personal property located in or at the Centers including, without limitation, the personal property described on the attached Exhibit A (the "FFE");

                  (c) Accounts Receivable. All of Sellers' accounts receivable (including, without limitation, receivables written-off by Sellers) other than any inter-company accounts;

                  (d) Leases. All real property leases for the Centers identified on the attached Exhibit B (the "Store Leases") together with all security deposits held by lessors or landlords in accordance with the provisions of each Store Lease;

                  (e) Contracts. All of Sellers' managed care contracts, written agreements with professional corporations employing doctors listed on the attached Exhibit C, stock pledge agreements relating to such professional corporations and other written or oral customer contracts, agreements and commitments (including customer deposits) (collectively, the "Assumed Contracts");

                  (f) Intellectual Property. The names "Cambridge Eye Associates" and "Douglas Vision World" and all related service marks, logos and other proprietary rights and intellectual property under, by and through which Sellers conduct the Business including, without limitation: (i) all signs, kiosks and other advertising media; (ii) all stocks of business forms and promotional literature that contains or makes reference to Cambridge Eye Associates or Douglas Vision World; (iii) all presently existing telephone numbers for each of the Centers to the extent such numbers are transferable;
(iv) the "Sight-Care" trademark and all related material; and (v) all government permits and licenses relating to the operation of the Businesses to the extent assignable without the consent of any party (the "Intellectual Property");

                  (g) Books and Records. All books and records including, without limitation, Sellers' hard copies and electronic versions of the accounting records, customer lists, patient records, manuals, personnel, employment and payroll files, promotional materials, business forms, permits, licenses, titles and other written, printed or electronic information of any kind used by Sellers to conduct the Business, including without limitation all data and information in the Sellers' POS Delta System and any and all other records and information (the "Books and Records");

                  (h) Prepaid Expenses. All prepaid expenses including, without limitation, prepaid insurance premiums and advertising costs except for those prepaid expenses listed on the attached Exhibit D; and

                  (i) Computers. All computer hardware, all computer software and software licenses owned by Sellers or SRC to the extent transferable to Buyer, and all communications equipment and software located at any of the Centers and at 6725 Miami Avenue, Cincinnati, Ohio other than the main Delta Systems server and the following items to be selected by Sellers: two desktop PCs; two Toshiba laptop PCs, two printers and one fax machine.



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               1.2 "As Is" Transaction. Buyer hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Sellers make no representations or warranties of any kind whatsoever, express or implied, with respect to any matter relating to the Assets or otherwise relating to any of the transactions contemplated hereby including, without limitation, any income to be derived or expenses to be incurred in connection with the Assets or the conduct of the Business, the physical condition of any tangible Assets or improvements which are the subject of any Store Leases to be assumed by Buyer at the Closing, the value of the Assets, the terms or amounts of any Assumed Liabilities, or the merchantability or fitness of the Assets for any particular purpose. Accordingly, subject to the representations, warranties and covenants expressly set forth in this Agreement Buyer shall accept the Assets at the Closing "AS IS," "WHERE IS" AND "WITH ALL FAULTS."

         2. EXCLUDED ASSETS. Buyer shall not purchase or otherwise acquire from Sellers, and Sellers shall retain all of their respective rights, titles and interests in and to: (a) all cash, cash equivalents, bank accounts as of the Closing Date and securities of Sellers; (b) all causes of action and claims which Sellers may have under Sections 506, 510, 542 through 551 inclusive and 553 of the Bankruptcy Code; and (c) all assets not specifically enumerated in
Section 1 above.

         3. RETENTION AND ASSUMPTION OF LIABILITIES.


               3.1 Liabilities Retained by Sellers. Subject to Section 3.2 below, and except as otherwise expressly provided in this Agreement, Sellers shall remain solely and entirely responsible for their own liabilities and Buyer shall not assume or otherwise be liable for or acquire the Assets subject to, and Buyer's purchase of the Assets shall not constitute or be deemed to constitute the assumption of, any liabilities of Sellers whatsoever, whether direct or indirect, fixed or contingent, disputed or undisputed, liquidated or unliquidated, known or unknown, recorded or unrecorded.

               3.2 Liabilities Assumed by Buyer. Buyer shall pay and otherwise perform when due the obligations of Sellers: (a) under the Store Leases and the Assumed Contracts relating to periods after the Closing Date (as defined in Section 5 below); and (b) to Sellers' current employees only for post-petition accrued but unused PTO (paid time-off) including, without limitation, accrued but unused sick leave, family leave and vacation time for those employees that Buyer, in the exercise of its sole judgment, elects to employ as provided in
Section 3.3 below (collectively the "Assumed Liabilities").

               3.3 Sellers' Employees. Buyer shall have the right, but not the obligation, to employ any present employee of Sellers or SRC. Buyer shall have no responsibility or liability as a result of Buyer's acquisition of the Assets, or its employment of any such employees, with respect to contributions to or obligations for any of Sellers' or SRC's employee benefit plans, any multi-employer pension plan to which Sellers or SRC may contribute or, except as provided in Section 3.2 above, any other liability or employee fringe benefit of Sellers or SRC which is due or unsatisfied as of the Closing.


                                      -3-
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         4. PURCHASE PRICE.


               4.1 Amount. The purchase price for the Assets shall be: (a) $1,844,856, which shall be allocated as follows:

                     Inventory                                   $   750,000
                     FFE                                         $   240,000
                     Accounts Receivable                         $   425,000
                     Store Leases and Assumed Contracts          $   200,000
                     Intellectual Property and
                        Books and Records                        $   229,856
                                                                 -----------
                                                                 $ 1,844,856

plus (b) the Assumed Liabilities.


               4.2 Reporting. The purchase price for the Assets shall be allocated for federal income tax purposes in accordance with Section 4.1 above and IRS Form 8594 required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with the purchase and sale of the Assets shall reflect such allocations. Sellers and Buyer shall file all tax and other returns in a manner consistent with such allocations and shall take no position contrary thereto.

               4.3 Prorations. All payments from doctors in accordance with the PC Agreements, all lease and rental charges (including, without limitation, rent and other amounts payable by Sellers under the Store Leases), and all monthly utility charges shall be prorated between Sellers and Buyer as of the Closing Date, with Sellers being responsible for, and entitled to the benefit of, all such charges and payments relating to periods prior to the Closing Date and Buyer being responsible for, and entitled to the benefit of, all such charges and payments, on and after the Closing Date. Should either Sellers or Buyer pay any such charges for which the other party is responsible, then the responsible party shall promptly reimburse the other party therefor. Should either Sellers or Buyer receive any revenues to which the other party is entitled, then such revenues shall promptly be paid over to the appropriate party.

               4.4 Transfer Taxes. Buyer shall pay all federal, state and local sales, use, transfer, documentary stamp, conveyance, recording, conveyance and similar taxes arising out of, in connection with or related to the transactions contemplated by this Agreement.

         5. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place within three days of the date the Court enters the Sale Order or at such other date and time to which the parties may agree (the "Closing Date"). At the Closing:

               5.1 Buyer's Payments and Deliveries. Buyer shall deliver to
Sellers:

                  (a) the sum of $1,700,000, plus or minus any adjustments provided for in this Agreement, in immediately available funds by wire transfer to a bank account designated by Sellers;


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                  (b) a release from J. Howell Kelly of his claim of $144,856 against any of SRC or any of its affiliates including, without limitation, Sellers;

                  (c) one or more agreements effecting the assumption by Buyer of the Assumed Liabilities;

                  (d) a certified copy of the consent of the members or managers or directors of Buyer authorizing and directing Buyer to enter into and perform its obligations under this Agreement; and

                  (e) such other documents, instruments and deliveries as Seller reasonably may request.

               5.2 Sellers' Deliveries. Sellers shall deliver to Buyer:

                  (a) a bill of sale conveying all of the Assets to Buyer;

                  (b) one or more agreements effecting Sellers' assignment to Buyer of the Store Leases and Assumed Contracts;

                  (c) a certified copy of the consent of the boards of directors of Sellers authorizing and directing Sellers to enter into and perform their obligations under this Agreement;

                  (d) the Non Competition Agreement (as defined in Section 11 below) executed by Sellers and SRC; and

                  (e) such other documents, instruments and deliveries as Buyer reasonably may request.

The purchase and sale of the Assets shall be effective at the close of business for the Centers on the Closing Date (the "Effective Time"). Buyer shall be given possession of the Assets at the Effective Time. Until the Effective Time, all employees of Seller shall continue to be its employees, and all business operations of Sellers shall be for Sellers' account and risk and Sellers shall bear all risk of loss.

         6. REPRESENTATIONS AND WARRANTIES OF SELLERS. If and only to the extent that under applicable federal, state or local law the breach of any of the following representations or warranties would result in, or fail to disclose, a lien upon or claim against the Assets, or result in a claim against Buyer for a liability of Sellers (other than the Assumed Liabilities), and subject to their obligations as debtors-in-possession under the Bankruptcy Code, Sellers hereby jointly and severally represent and warrant to and covenants with Buyer that:

               6.1 Organization. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is the sole owner of its Assets. Subject to its obligations as a debtor-in-possession under the Bankruptcy Code, each Seller has full authority and power to carry on the Business as it is now conducted.



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               6.2 Authority and Enforceability.

                  (a) Each Seller has and at the Closing will have all requisite power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All action required under applicable law has been or will be taken by the board of directors of each Seller to authorize each Seller's execution of, and the consummation of the transactions contemplated by, this Agreement. This Agreement and each other agreement and instrument to be executed by each Seller in connection herewith have been (or upon execution will have been) duly executed and delivered by each Seller and constitute (or upon execution will constitute) legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms.

                  (b) All consents, approvals and authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by each Seller and which are necessary for the execution and delivery by each Seller of this Agreement and the documents to be executed and delivered by each Seller in connection herewith and in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied or will be obtained and satisfied by the Closing.

               6.3 No Violation or Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or an event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by any: (a) agreement, indenture, contract or other instrument to which either Seller is a party or by which either Seller or the Assets are bound except the loan agreements between Sellers and CadleRock Joint Venture, L.P.;
(b) each Seller's Articles of Incorporation; (c) any judgment, decree, order or award of any court, governmental body or arbitrator by which either Seller or the Assets are bound; or (d) any law, rule or regulation applicable to Sellers or the Assets.

               6.4 Title to Assets. Each Seller has good title to, is the sole lawful owner of, and has the right to use all of its Assets and at the Closing will transfer the Assets to Buyer free and clear of all liens, mortgages, leases, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature.

               6.5 Store Leases and Assumed Contracts. Sellers have made all required post-petition payments under the Store Leases and the Assumed Contracts and otherwise are in substantial compliance with their post-petition obligations thereunder. In connection with the Sale Motion (as defined in Section 8.1 below) and upon the entry of the Sale Order (as defined in Section 8.1 below), Sellers shall pay pursuant to Section 365 of the Bankruptcy Code all cure amounts related to the Store Leases and Assumed Contracts so as to enable Sellers to assume and to assign to Buyer at the Closing the Store Leases and Assumed Contracts.



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               6.6 Employment Matters.


                  (a) There are: (i) no pending or, to the knowledge of Sellers, threatened claims by any employee of either Seller (each, an "Employee") or any person who in the past has worked for either Seller (each, a "Former Employee") against either Seller, other than for compensation and benefits due in the ordinary course of employment; and (ii) no pending or, to the knowledge of Sellers, threatened claims against either Seller arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards. Subject to Section 3.2(b) above, Sellers are and after the Closing shall remain responsible for all Employee and Former Employee claims against Sellers arising out of events or transactions occurring prior to Closing.

                  (b) Schedule 6.6 hereto identifies all Employees on leave of absence and all Employees and Former Employees and their dependents receiving health benefits, or eligible to receive health benefits, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Notice of the availability of health care continuation coverage for Employees, Former Employees and their respective dependents and qualified beneficiaries, in accordance with the requirements of COBRA, has been provided to all persons entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

               6.7 Employee Benefit Plans. Schedule 6.7 hereto lists all qualified and non-qualified plans, programs, agreements, commitments and arrangements maintained by or on behalf of Sellers that provide benefits or compensation to, or for the benefit of, any Employee or Former Employee (the "Plans"). To the knowledge of Sellers, all of the Plans are in substantial compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code. Nothing in this Section 6.7 shall be construed to create an obligation on the part of the Buyer to assume or succeed to any obligation of Sellers under Sellers' Plans or to continue such Plans for any of those employees of Sellers that Buyer elects to employ in accordance with
Section 3.3 hereof and Sellers are and after Closing shall remain responsible for continuation or termination of such Plans as they shall elect.

               6.8 Taxes. Except as disclosed on Schedule 6.8 hereto, to the knowledge of Sellers they have collected or withheld, and has paid over to the proper governmental authorities, all federal, state and local sales taxes, local real estate taxes, local personal property taxes, employment taxes, and workers compensation premiums. Sellers are and after the Closing shall remain responsible for all federal, state and local taxes, employment taxes and workers compensation premiums attributable to Sellers' ownership of the Assets and operation of the Business prior to the Closing.

               6.9 Litigation. Except as disclosed on Schedule 6.9, to the knowledge of Sellers there is no action, suit, proceeding or investigation to which either Seller or any Center is a party (either as a plaintiff or defendant) presently pending, nor has any such action, suit, proceeding or investigation been pending at any time during the past two years, before any court or governmental agency, authority or body or arbitrator; to the knowledge of Sellers, there is no action, suit, proceeding or investigation threatened against either Seller and, to the knowledge of Sellers, there is no basis for any such action, suit, proceeding or investigation.


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               6.10 Compliance with Law. To the knowledge of Sellers, they are in substantial compliance with all laws, regulations, rules, permits, zoning requirements, authorizations, licenses and certificates required under applicable law for the conduct of the Business. To the knowledge of Sellers: (a) no default or violation, or event that with the lapse of time or the giving of notice, or both, would become a default or violation, has occurred in its compliance with each such law, regulation, rule, permit, authorization, license and certificate; and (b) no action has been taken or recommended by any governmental, regulatory or administrative official, agency or authority, to revoke, withdraw or suspend any authorization, license or certificate necessary for Sellers to own the Assets or to operate the Business.

               7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to and covenants with Sellers that:

                  7.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and prior to the closing will be qualified to do business in the States of New Hampshire and Rhode Island. Buyer will have full power and authority to carry on its business as it is now conducted.

               7.2 Authority and Enforceability.

                  (a) Buyer has and at the Closing will have all requisite power, right and authority to enter into, and to consummate the transactions contemplated by, this Agreement. All action required under applicable law has been taken by the members or managers of Buyer to authorize Buyer's execution of, and the consummation of the transaction contemplated by, this Agreement. This Agreement and each other agreement and instrument to be executed by Buyer in connection herewith has been (or upon execution will have been) duly executed and delivered by Buyer and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

                  (b) All consents, approvals and authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery by Buyer of this Agreement and the documents to be executed and delivered by Buyer in connection herewith and in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied or shall be obtained and satisfied by Closing.

               7.3 No Violation or Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by: (a) any agreement, indenture or other instrument to which Buyer is a party or by which it is bound; (b) Buyer's articles of organization or operating agreement; (c) any judgment, decree, order or award of any court, governmental body or arbitrator by which Buyer is bound; or (d) any law, rule or regulation applicable to Buyer.



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               8. COVENANTS.

                  8.1 Bankruptcy Court Approval.

                  (a) Promptly after the execution of this Agreement by the parties, Sellers and SRC shall file with the Bankruptcy Court a motion (the "Sale Motion") which asks the Bankruptcy Court to enter, unless Sellers and SRC receive a higher and better offer for the Assets in accordance with Section 8.1(b) below, an order (the "Sale Order"): (i) approving this Agreement as the highest and best offer for the Assets and the transactions contemplated hereby in accordance with Section 363 of the Bankruptcy Code and finding, among other things, that Buyer is a good faith purchaser for value entitled to the protections of Section 363(m) of the Bankruptcy Code, (ii) approving the sale of, and authorizing Sellers and SRC to transfer to Buyer, the Assets free and clear of any and all liens (other than liens that Buyer has agreed to permit or assume hereunder or hereafter) pursuant to Section 363(f) of the Bankruptcy Code; and (iii) approving the assumption by Sellers and SRC and assignment to Buyer of the Store Leases and Assumed Contracts and authorizing the payment by Sellers and SRC of all cure amounts due the other parties to such agreements. The forms of the Sale Motion and the Sale Order shall be acceptable to Sellers, SRC and Buyer to their reasonable satisfaction.

                  (b) The Sale Motion also shall ask the Bankruptcy Court to schedule a hearing on the Sale Motion on the first available date and to order that at such hearing any person or entity (including Buyer) may make a higher and better offer for the Assets provided: (i) any such offer as determined by Sellers and SRC is on substantially the same terms and subject to the same conditions set forth in this Agreement; (ii) any such person or entity (other than Buyer) provides Sellers and SRC a $150,000 cash deposit which shall be applied as a credit against the purchase price if such person or entity is the successful bidder; (iii) any such initial offer is at least $100,000 more than the cash portion of the purchase price set forth in Section 4.1(a) above; and
(iv) any such subsequent offer is at least $50,000 more than the immediately preceding offer; and (v) any such person or entity provides evidence satisfactory to Sellers and SRC verifying that the offeror has the ability to provide the full amount of the purchase price to Sellers and SRC in immediately available funds at the Closing.

                  (c) The Sale Motion also shall ask that the Bankruptcy Court order the Sellers and SRC to reimburse Buyer for the actual out of pocket costs and expenses incurred by Buyer with financial consultants, accountants and legal counsel in relation to the transaction set forth herein if any person or entity other than Buyer is the successful bidder. Reimbursement shall be limited to the lesser of Buyer's actual expenses or $50,000.

                  (d) Subject to Section 12.1(c) below, Sellers and SRC shall use their good faith best efforts to prosecute the Sale Motion to a successful conclusion and otherwise comply with all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules applicable thereto.

               8.2 Due Diligence. From the date of this Agreement through the Closing Date, Sellers and SRC shall provide Buyer and its representatives and agents full access at all reasonable times to the Assets and the operation of the Business, cause Sellers' and SRC's representatives to furnish Buyer with such financial and operating data and other information in

Sellers' and SRC's possession or control with respect to the Assets and the Business as Buyer shall from time to time reasonably request so as to permit Buyer to conduct prior to the Closing a complete due diligence investigation of the Assets and the Business; provided that such investigation: (a) shall be conducted in such manner as not to interfere unreasonably with Sellers' operation of the Business; and (b) shall not affect any of the representations and warranties of Sellers hereunder.

               8.3 Conduct of the Business. Subject to their obligations as debtors-in-possession under the Bankruptcy Code, from the date of this Agreement through the Closing Sellers and SRC shall not (except with the prior written consent of Buyer): (a) enter into any material transaction not in the ordinary course of the Business; (b) sell or transfer any of the Assets except for sales in the ordinary course of the Business of inventory or immaterial amounts of other tangible personal property not required in the Business; (c) mortgage, pledge or encumber any of the Assets, except liens for taxes not yet due and payable, and existing lender indebtedness; (d) amend, modify or terminate any Store Lease or Assumed Contract; or (e) make any increase in, or any commitment to increase, the benefits or compensation payable to any of its employees or agents.

               8.4 Closing Conditions. Prior to the Closing, Sellers and SRC shall use their best efforts to obtain any necessary third party consents to the transfer of the Store Leases and Assumed Contracts and otherwise to assist Buyer in the satisfaction of all of Buyer's other conditions of Closing set forth in
Section 9.2 below.

         9. CONDITIONS TO CLOSING.

               9.1 Conditions to Obligations of Each Party. The obligations of Buyer and Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                  (a) The Bankruptcy Court shall have entered the Sale Order in form and substance to the reasonable satisfaction of Sellers and Buyer; and

                  (b) No other claim, action, suit, investigation or other proceeding brought by any governmental agency or other party shall be pending or threatened before any court or governmental agency which seeks to enjoin, restrain, prohibit, restrict or limit the consummation of the transactions contemplated by this Agreement or Buyer's unrestricted right to own the Assets and to operate the Business after the Closing, or to recover damages from Buyer or Sellers, or other relief, in connection therewith.

               9.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following additional conditions:

                  (a) The representations and warranties of Sellers contained in this Agreement or in any other document delivered by Sellers to Buyer pursuant hereto shall have been true and correct as of the date of this Agreement or when otherwise given and shall be true and correct on the Closing Date as if made on the Closing Date;

                  (b) Each of the obligations of Sellers to be performed by them on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed by them on or before the Closing Date;

                  (c) All actions required to be taken by, or on the part of, Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Sellers;

                  (d) Between the date of this Agreement and the Closing Date there shall not have occurred any damage or destruction of, or loss to, any of the Assets, whether or not covered by insurance, which has had or may reasonably be expected to have a material and adverse effect on the Business or any prospects of the Business; and

                  (e) All legal matters and the form and substance of all documents to be delivered to Buyer shall have been approved by Buyer's counsel.

               9.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                  (a) The representations and warranties of Buyer contained in this Agreement or in any other document delivered by Buyer to Sellers pursuant hereto shall have been true and correct in all material respects as of the date of this Agreement or when otherwise given and shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date;

                  (b) Each of the obligations of Buyer to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed by it on or before the Closing Date; and

                  (c) All legal matters and the form and substance of all documents to be delivered to Sellers shall have been approved by Sellers' counsel.

         10. POST-CLOSING ACCESS. Sellers shall have the right for a period of three years following the Closing Date to reasonable access to the Books and Records transferred to Buyer pursuant to the terms of this Agreement (including, without limitation, remote access to the Microsoft Exchange Server and the Payroll Server) for the limited purposes of concluding its involvement in the Business after the Closing Date and obtaining information reasonably necessary in connection with any income or other tax issues.

         11. NON-COMPETITION. Sellers and SRC shall enter into a non-competition agreement prohibiting the ownership, operation, or participation in any manner by Sellers, SRC and/or other subsidiaries or affiliates of SRC in any retail eye glass store in competition with Buyer in the Commonwealth of Massachusetts, the State of New Hampshire and the State of Rhode Island for a three (3) year period commencing on the Effective Time (the "Non-Competition Agreement'). "Affiliate" as used in this Section 11, means any entity who controls, is controlled by, or is under common control with Sellers or SRC.

         12. TERMINATION; REMEDIES.

               12.1 Termination Requiring Notice. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing by written notice delivered by Sellers to Buyer or by Buyer to Sellers, as the case may be, in the following instances:

                  (a) By Buyer if there has been a misrepresentation, a breach of warranty or a failure to comply on the part of Sellers with respect to any of the representations, warranties, covenants or provisions set forth herein (or delivered in any other document pursuant hereto).

                  (b) By Sellers if there has been a misrepresentation, a breach of warranty or a failure to comply with any covenant on the part of Buyer with respect to the representations, warranties or covenants set forth herein (or delivered in any other document pursuant hereto).

                  (c) By Sellers if Sellers receive at the Sale Hearing a higher and better offer to purchase all or substantially all of the Assets which offer, taken as a whole, Sellers determine in their sole discretion to be in the best interests of Sellers and their creditors.

                  (d) At any time prior to Closing by the mutual consent in writing of Sellers and Buyer.

               12.2 Termination Without Notice. This Agreement and the transactions contemplated hereby shall automatically terminate without notice if the Closing does not occur on or before April 15, 2005.

               12.3 Liability in the Event of Termination; Remedies.

                  (a) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Sections 12.1(a) or (b) above, the non-breaching party may avail itself of all rights, powers and remedies now or hereafter existing at law or in equity or by statute or otherwise.

                  (b) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Sections 12.1(c), 12.1(d) or 12.2 above, this Agreement shall become void and have no further effect, without any liability on the part of any party hereto except as otherwise provided in the Sale Motion.

         13. MISCELLANEOUS.

               13.1 Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) supersedes any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between such parties with respect to the transactions contemplated hereby.

               13.2 Amendments. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

               13.3 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees.

               13.4 Assignment. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties except that Buyer may assign its rights and obligations under this Agreement to an affiliated corporation or limited liability company.

               13.5 Notices. All notices, requests, demands, and other communications which may or are required to be delivered hereunder shall be in writing and shall be delivered by hand delivery, by facsimile transmission (receipt confirmed), by express mail service, or by registered or certified mail, postage prepaid, at or to the following addresses:

                           If to Seller:

                                    Sight Resource Corporation
                                    c/o Louis F. Solimine, Esq.
                                    Thompson Hine LLP
                                    Suite 1400
                                    312 Walnut Street
                                    Cincinnati, Ohio  45202
                                    Fax:  (513) 241-4771

                           If to Buyer:

                                    J. Howell Kelly
                                    17 Pease's Point Way N
                                    Edgartown, Massachusetts  02539
                                    Fax:  (508) 627-1218

                           with a copy to:

                                    Daniel C. Cadle
                                    100 North Center Street
                                    Newton Falls, Ohio  44444
                                    Fax:  (330) 872-5367

or to such other address or to such other person as any party shall have last designated by written notice to the other parties. Notices, requests, demands, and other communications so delivered shall be deemed given upon receipt.

               13.6 Waiver. If any party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal and other expenses, from the other parties in respect of the matter or matters so waived.

               13.7 Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

               13.8 No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Sellers and Buyer, and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

               13.9 Expenses. Subject to Section 4.4 above, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement including, without limitation, fees, costs and expenses of its own financial consultants, accountants and counsel.

               13.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Delaware.

               13.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first hereinabove set forth.

SELLERS:                                BUYER:

CAMBRIDGE EYE ASSOCIATES, INC.          CAMBRIDGE EYE DOCTORS/VISION WORLD, INC.
                                        ----------------------------------------


By: /s/ DALE W. FULLER                  By: /s/ DANIEL C. CADLE
   ---------------------------------       -------------------------------------

Title: President                        Title: Daniel C. Cadle, President
      ------------------------------          ----------------------------------


DOUGLAS VISION WORLD, INC.              SIGHT RESOURCE CORPORATION


By: /s/ DALE W. FULLER                  By: /s/ DALE W. FULLER
   ---------------------------------       -------------------------------------

Title: President                        Title: President
       -----------------------------          ----------------------------------

            CAMBRIDGE EYE ASSOCIATES, INC./DOUGLAS VISION WORLD, INC.
                            ASSET PURCHASE AGREEMENT
                                    EXHIBIT A

                                FIXED ASSET LISTS

            CAMBRIDGE EYE ASSOCIATES, INC./DOUGLAS VISION WORLD, INC.
                            ASSET PURCHASE AGREEMENT
                                    EXHIBIT B

                                  STORE LEASES




Store #
-------------------
1      Vision World           1400 OAKLAWN AVE.                 CRANSTON                    RI            02920
2      Vision World           1925 PAWTUCKET AVE.               E. PROVIDENCE               RI            02914
4      Vision World           1663 MINERAL SPRING               N. PROVIDENCE               RI            02904
                              AVE.
5      Vision World           401 WEST MAIN ROAD                MIDDLETOWN                  RI            02842
6      Vision World           553 KINGSTOWN ROAD                WAKEFIELD                   RI            02879
7      Vision World           228 ATWOOD AVE.                   CRANSTON                    RI            02920
101    Cambridge Eye          1168 MASSACHUSETTS                CAMBRIDGE                   MA            02138
                              AVE.
102    Cambridge Eye          726-1/2 BELOMONT                  BROCKTON                    MA            02301
                              STREET
103    Cambridge Eye          490 Lincoln Street                Worcester                   MA            01605
104    Cambridge Eye          303 WORCESTER RD.                 FRAMINGHAM                  MA            01701
105    Cambridge Eye          139 ENDICOTT RD.                  DANVERS                     MA            01923
106    Cambridge Eye          490 Lincoln Street                Worcester                   MA            01605
107    Cambridge Eye          325 STATE ROAD                    N. DARTMOUTH                MA            02747
109    Cambridge Eye          700 BOSTON ROAD                   BILLERICA                   MA            01821
110    Cambridge Eye          482 SOUTHERN ARTERY               QUINCY                      MA            02169
111    Cambridge Eye          181 FALMOUTH ROAD                 HYANNIS                     MA            02601
112    Cambridge Eye          1623 Beacon Street                BROOKLINE                   MA            02445
113    Cambridge Eye          ONE HIGHLAND AVE.                 MALDEN                      MA            02148
                              STE 3B
114    Cambridge Eye          RT. 139                           PEMBROKE                    MA            02359
                              STE 160
116    Cambridge Eye          751 Providence HGWY               Dedham                      MA            02026
117    Cambridge Eye          3 Mt. Auburn St                   Watertown                   MA            02172
                              Suite 2
118    Cambridge Eye          346 South Broadway                Salem                       NH            03079
121    Cambridge Eye          230 FRANKLIN VILLAGE              FRANKLIN                    MA            02038
                              DR.
122    Cambridge Eye          100 STATE STREET                  BOSTON                      MA            02109
123    Cambridge Eye          17 DAVIS STRAITS RD.              FALMOUTH                    MA            02540

Subleases:

Sublease dated March 1, 1998 between Cambridge Eye Doctors and Little Tibet for premises located at 1174 Massachusetts Ave., Cambridge, Ma. Note rent being paid by tenant is not in agreement with lease terms. Verbal agreement is in place.

Sublease dated January 12, 1999 between Sight Resource Corporation and Enterprise Rent-A-Car Company of Rhode Island for premises located at 325 State Road, North Dartmouth, Ma.

Sublease dated March 19, 1999 between Sight Resource Corporation and New England Mobile Communications for premises located at 325 State Road, North Dartmouth, Ma.

            CAMBRIDGE EYE ASSOCIATES, INC./DOUGLAS VISION WORLD, INC.
                            ASSET PURCHASE AGREEMENT
                                    EXHIBIT C

                                ASSUMED CONTRACTS

Harvard Pilgrim Health Care, Inc.

Commonwealth of Massachusetts NAGE Health and Welfare Trust Fund

Management Agreement between Optometric Care, Inc. and Douglas Vision World,
  Inc.

Management Agreement between Optomoetric Providers, Inc. and CEA Acquisition
  Corp.

Agreement with Dr. Leonard Bertoli (OPI)

Agreement with Dr. Linda Wise (OPI)

Agreement with Dr. Timothy Sajban (OPI)

Agreement with Dr. Steven Stronjy (OPI)

Agreement with Dr. David Tabai (OPI)

Agreement with Dr. Bruce Rakusin (OPI)

Agreement with Dr. Christopher Joseph (OPI)

Agreement with Dr. M. Pamela Pearson (OPI)

Agreement with Dr. James Casey (OPI)

Agreement with Dr. Rosali Rezelbach (OPI)

Agreement with Dr. Michael Iannuccilli (OCI)

Agreement with Dr. Stephen Ide (OCI)

            CAMBRIDGE EYE ASSOCIATES, INC./DOUGLAS VISION WORLD, INC.
                            ASSET PURCHASE AGREEMENT

                                    EXHIBIT D

                            EXCLUDED PREPAID EXPENSES

All trade vendor prepayments

            CAMBRIDGE EYE ASSOCIATES, INC./DOUGLAS VISION WORLD, INC.
                            ASSET PURCHASE AGREEMENT
                                  SCHEDULE 6.6


EMPLOYEES ON LEAVE OF ABSENCE, COBRA, ELIGIBLE FOR COBRA OR INVOLVED WITH WORKERS COMPENSATION CLAIM AND OTHER CLAIMS:


Debra Gomes-Platt - Vision World Workers Comp (Jan. 3rd slip and fall- still working)

Elaine Kennedy- Cambridge Eye Has filed for Short Term disability to begin May 6, 2005 and return to work July 5, 2005 for maternity leave.

Dr. Alerino Iacobbo- Head of both OD professional corporations. He serves in an administrative capacity only, does not actively practice optometry, and is not on the payroll. He is a participant on the OD group health Dental Plan and pays employee rates.

The State of New Hampshire notified Cambridge Eye Doctor in July 2004 that its store located at 346 Broadway, Salem, NH. was in violation of State pay requirements because pay checks were being issued bi-weekly without permission from the State.

            CAMBRIDGE EYE ASSOCIATES, INC./DOUGLAS VISION WORLD, INC.
                             SSET PURCHASE AGREEMENT
                                  SCHEDULE 6.7

Employee Benefit Plans

     1)   Sight Resource Corporation 401(k) Plan (unaudited)

     2)   Dental Insurance Plan (Met Life)

     3)   Health Insurance Plan (GISC- associates, UHC- ODs)

     4)   Basic term life insurance (Met Life)

     5)   Short Term Disability (Met Life)

     6)   Long Term Disability (Met Life)

            CAMBRIDGE EYE ASSOCIATES, INC./DOUGLAS VISION WORLD, INC.
                            ASSET PURCHASE AGREEMENT
                                  SCHEDULE 6.8

                                      Taxes

Sellers have not filed Federal, State or local taxes since 2001

            CAMBRIDGE EYE ASSOCIATES, INC./DOUGLAS VISION WORLD, INC.
                            ASSET PURCHASE AGREEMENT
                                  SCHEDULE 6.9

                        INTELLECTUAL PROPERTY LITIGATION

Vision World LLC v. Sight Resource Corporation, Case No. 1:05CV106 (S.D. Ohio)